Exhibit 99.1

West Corporation 11808 Miracle Hills Drive Omaha, NE 68154	AT THE COMPANY: David Pleiss Investor Relations (402) 963-1500 dmpleiss@west.com

West Corporation Reports Third Quarter 2011 Results

OMAHA, NE, October 19, 2011 – West Corporation, a leading provider of technology-driven voice and data solutions, today announced its third quarter 2011 results.

Financial Summary (unaudited)

(Dollars in millions)

	Three Months Ended September 30,					Nine Months Ended September 30,
	2011		2010		Percent Change	2011		2010		Percent Change
Revenue		$632.8		$592.4	6.8%		$1,866.4		$1,788.8	4.3%
Adjusted EBITDA[1]		$175.1		$160.9	8.8%		$513.2		$491.8	4.4%
Adjusted EBITDA Margin		27.7%		27.2%			27.5%		27.5%
Cash Flows from Operations		$142.2		$107.0	32.9%		$290.6		$294.2	-1.2%
Cash Flows used in Investing	-$	53.8	-$	38.7	NM	-$	292.0	-$	113.1	NM
Cash Flows used in Financing	-$	76.3	-$	0.5	NM	-$	23.3	-$	100.9	NM
Net Income (loss)		$37.3	-$	8.4	NM		$106.3		$63.9	66.4%

[1]	See Reconciliation of Financial Measures below.

Consolidated Operating Results

For the third quarter of 2011, revenue was $632.8 million compared to $592.4 million for the same quarter last year, an increase of 6.8 percent. Revenue from acquired entities2 was $24.7 million during the third quarter of 2011. The Unified Communications segment had revenue of $352.1 million in the third quarter of 2011, an increase of 14.5 percent over the same quarter last year. The Communication Services segment had revenue of $284.0 million in the third quarter of 2011, 0.9 percent lower than the third quarter of 2010. The Company’s platform-based businesses3 had revenue of $452.9 million in the third quarter of 2011, an increase of 11.9 percent over the previous year.

Adjusted EBITDA for the third quarter of 2011 was $175.1 million, or 27.7 percent of revenue, compared to $160.9 million, or 27.2 percent of revenue, for the third quarter of 2010. A reconciliation of Adjusted EBITDA to cash flows from operating activities is presented below.

Cash flows from operations was $142.2 million for the third quarter of 2011, 32.9 percent higher than the same quarter last year. This increase is largely due to changes in working capital as well as increased net income.

Balance Sheet and Liquidity

At September 30, 2011, West Corporation had cash and cash equivalents totaling $74.8 million and working capital of $173.2 million. Interest expense was $67.4 million during the three months ended September 30, 2011 compared to $63.3 million during the comparable period last year.

During the third quarter of 2011, the Company invested $29.0 million in capital expenditures primarily for software and computer equipment.

During the third quarter, the Company expanded its accounts receivable line of credit to $150 million and extended the maturity to September 2014.

Acquisition

In the third quarter, the Company finalized the previously announced acquisition of PivotPoint Solutions. As a result of this transaction, wireless carriers of all sizes in the United States and Canada can receive PivotPoint’s industry-leading location accuracy reporting solution while also benefiting from Intrado’s advanced and secure 9-1-1 services delivery platform. The total expenditure for this acquisition was $22.9 million.

[2]

Revenue from entities acquired includes the acquisitions of Twenty First Century Communications, PostCTI, Unisfair and Smoothstone in the Unified Communications segment and the acquisitions of TuVox, Specialty Pharmacy Network, Contact One and PivotPoint in the Communications Services segment.

[3]	Platform-based businesses include the Unified Communications segment, Intrado and West Interactive.

Conference Call

The Company will hold a conference call to discuss these topics on Thursday, October 20, 2011 at 11:00 AM Eastern Time (10:00 AM Central Time). Investors may access the call by visiting the Financials section of the West Corporation website at www.west.com and clicking on the Webcast link. A replay of the call will also be available on the Company’s website.

About West Corporation

West Corporation is a leading provider of technology-driven voice and data solutions. West offers its clients a broad range of communications and network infrastructure solutions that help them manage or support critical communications. West’s customer contact solutions and conferencing services are designed to improve its clients’ cost structure and provide reliable, high-quality services. West also provides mission-critical services, such as public safety and emergency communications.

Founded in 1986 and headquartered in Omaha, Nebraska, West serves Fortune 1000 companies and other clients in a variety of industries, including telecommunications, banking, retail, financial, technology and healthcare. West has sales and operations in the United States, Canada, Europe, the Middle East, Asia Pacific and Latin America. For more information on West Corporation, please call 1-800-841-9000 or visit www.west.com.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements can be identified by the use of words such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “continue” or similar terminology. These statements reflect only West’s current expectations and are not guarantees of future performance or results. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include, but are not limited to, competition in West’s highly competitive industries; West’s ability to keep pace with its clients’ needs for rapid technological change and systems availability; the loss, financial difficulties or bankruptcy of any key clients; the effects of global economic trends on the businesses of West’s clients; the non-exclusive nature of West’s client contracts and the absence of revenue commitments; the cost of pending and future litigation; extensive regulation affecting many of West’s businesses; security and privacy breaches of the systems West uses to protect personal data; the cost of defending West against intellectual property infringement claims; West’s ability to protect its proprietary information or technology; service interruptions to West’s data and operation centers; West’s ability to retain key personnel and attract a sufficient number of qualified employees; increases in labor costs and turnover rates; increases in the cost of voice and data services or significant interruptions in these services; the political, economic and other conditions in the countries where West operates; changes in foreign exchange rates; West’s ability to complete future acquisitions and integrate or achieve the objectives of its recent and future acquisitions; future impairments of our substantial goodwill, intangible assets, or other long-lived assets; and West’s ability to recover consumer receivables on behalf of its clients. In addition, West is subject to risks related to its level of indebtedness. Such risks include West’s ability to generate sufficient cash to service its indebtedness and fund its other liquidity needs; West’s ability to comply with covenants contained in its debt instruments; the incurrence of significant additional indebtedness by West and its subsidiaries and the ability of West’s lenders to fulfill their lending commitments. West is also subject to other risk factors described in documents filed by the company with the United States Securities and Exchange Commission.

These forward-looking statements speak only as of the date on which the statements were made. West undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.

WEST CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited, in thousands except selected operating data)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2011	2010	% Change	2011	2010	% Change
Revenue	$632,803	$592,410	6.8%	$1,866,441	$1,788,780	4.3%
Cost of services	284,406	259,723	9.5%	832,229	783,979	6.2%
Selling, general and administrative expenses	216,450	258,818	-16.4%	660,707	695,210	-5.0%

Operating income	131,947	73,869	78.6%	373,505	309,591	20.6%
Interest expense, net	67,342	63,186	6.6%	203,485	182,117	11.7%
Other expense (income), net	4,314	(2,796)	NM	(1,498)	(2,611)	42.6%

Income (loss) before tax	60,291	13,479	347.3%	171,518	130,085	31.9%
Income tax	22,944	21,908	4.7%	65,213	66,218	-1.5%

Net income (loss)	$37,347	$(8,429)	NM	$106,305	$63,867	66.4%

SELECTED SEGMENT DATA:
Revenue:
Unified Communications	$352,090	$307,572	14.5%	$1,030,249	$915,817	12.5%
Communication Services	283,994	286,466	-0.9%	844,403	877,280	-3.7%
Intersegment eliminations	(3,281)	(1,628)	-101.5%	(8,211)	(4,317)	-90.2%

Total	$632,803	$592,410	6.8%	$1,866,441	$1,788,780	4.3%

Depreciation & Amortization:
Unified Communications	$21,794	$20,170	8.1%	$64,021	$66,479	-3.7%
Communication Services	22,336	21,876	2.1%	63,894	61,884	3.2%

Total	$44,130	$42,046	5.0%	$127,915	$128,363	-0.3%

Operating Income:
Unified Communications	$100,279	$81,661	22.8%	$290,760	$242,509	19.9%
Communication Services	31,668	(7,792)	NM	82,745	67,082	23.3%

Total	$131,947	$73,869	78.6%	$373,505	$309,591	20.6%

Operating Margin:
Unified Communications	28.5%	26.6%	7.1%	28.2%	26.5%	6.4%
Communication Services	11.2%	-2.7%	NM	9.8%	7.6%	28.9%

Total	20.9%	12.5%	67.2%	20.0%	17.3%	15.6%

SELECTED OPERATING DATA ($M):
Cash flows from operations	142.2	107.0	32.9%	290.6	294.2	-1.2%
Term loan facility	1,916.4	2,434.9	-21.3%
Senior and senior subordinated notes	1,600.0	1,100.0	45.5%
Revenue from platform-based services ($M) (3)	452.9	404.8	11.9%	1,328.3	1,213.2	9.5%
Revenue from agent-based services ($M)	182.2	187.6	-2.9%	544.9	575.6	-5.3%

Condensed Balance Sheets

	Sept. 30 2011	Dec. 31, 2010	% Change
Current assets:
Cash and cash equivalents	$74,808	$97,793	-23.5%
Trust and restricted cash	11,199	15,122	-25.9%
Accounts receivable, net	423,377	366,419	15.5%
Deferred income taxes receivable	15,081	29,968	-49.7%
Prepaid assets	36,382	33,667	8.1%
Other current assets	47,355	34,058	39.0%

Total current assets	608,202	577,027	5.4%
Net property and equipment	332,642	341,366	-2.6%
Goodwill	1,778,990	1,629,396	9.2%
Other assets	503,038	457,461	10.0%

Total assets	$3,222,872	$3,005,250	7.2%

Current liabilities	$435,028	$363,562	19.7%
Long-term obligations	3,504,796	3,518,141	-0.4%
Other liabilities	208,777	162,602	28.4%

Total liabilities	4,148,601	4,044,305	2.6%
Class L common stock	1,642,283	1,504,445	9.2%
Stockholders’ deficit	(2,568,012)	(2,543,500)	-1.0%

Total liabilities and stockholders’ deficit	$3,222,872	$3,005,250	7.2%

NM: Not Meaningful

Reconciliation of Financial Measures

The common definition of EBITDA is “Earnings Before Interest Expense, Taxes, Depreciation and Amortization.” In evaluating liquidity, we use earnings before interest expense, share based compensation, taxes, depreciation and amortization, minority interest, non-recurring litigation settlement costs, other non-cash reserves, transaction costs and after acquisition synergies and excluding unrestricted subsidiaries, or “Adjusted EBITDA.” Adjusted EBITDA is not a measure of financial performance or liquidity under generally accepted accounting principles (“GAAP”). Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operations or other income or cash flows data prepared in accordance with GAAP. Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies. Adjusted EBITDA is presented as we understand certain investors use it as one measure of our historical ability to service debt. Adjusted EBITDA is also used in our debt covenants, although the precise adjustments used to calculate Adjusted EBITDA included in our credit facility and indentures vary in certain respects among such agreements and from those presented below. Set forth below is a reconciliation of Adjusted EBITDA to cash flows from operations.

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
Amounts in thousands	2011	2010	2011	2010
Cash flow from operating activities	$142,183	$107,007	$290,608	$294,202
Income tax expense	22,944	21,908	65,213	66,218
Deferred income tax expense	(2,417)	7,098	(22,423)	(10,726)
Interest expense, net of amortization	67,396	63,289	203,756	182,364
Amortization of debt issuance costs	(3,363)	(4,000)	(10,056)	(12,009)
Other	566	(635)	1,889	(643)
Changes in operating assets and liabilities, net of business acquisitions	(53,655)	(37,224)	(20,174)	(38,237)
Acquisition synergies and transaction costs	3,781	1,488	8,955	4,409
Site closures, settlements and other costs	(785)	1,158	810	4,209
Non-cash foreign currency loss (gain)	207	496	(3,728)	1,690
Litigation costs	(1,732)	319	(1,662)	330

Adjusted EBITDA	$175,125	$160,904	$513,188	$491,807

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
Amounts in thousands	2011	2010	2011	2010
Cash flows from operating activities	$142,183	$107,007	$290,608	$294,202
Cash flows used in investing activities	$(53,765)	$(38,652)	$(291,967)	$(113,115)
Cash flows used in financing activities	$(76,302)	$(527)	$(23,342)	$(100,866)

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